Exhibit 99.1

Contact:	Lisa A. Witek	Carrie Wolfe
	Director of PR/ADV	Chief Financial Officer
	630-719-6174	630-724-6512
	lwitek@ftdi.com	cwolfe@ftdi.com

FOR IMMEDIATE RELEASE

FTD.COM RECOGNIZES ONE-TIME GAIN OF $2.6 MILLION

Downers Grove, IL, September 13, 2001 – FTD.COM (NASDAQ: EFTD) today announced it has entered into a settlement agreement pursuant to which it will receive a cash payment of approximately $1.8 million, net of legal fees, related to a claim against the developer of an unlaunched version of the Company’s Web site.  Accordingly, the Company will recognize a one-time gain of $2.6 million in its first fiscal quarter ending September 30, 2001, which includes the reversal of $0.8 million originally accrued as part of the $4.4 million one-time charge recorded in the fourth quarter of fiscal 2000 associated with the write-off of the development work related to the unlaunched version of the Company’s Web site.

FTD.COM is a leading Internet and telephone marketer of flowers and specialty gifts. FTD.COM sells directly to consumers through its www. FTD.COM Web site and its 1-800-SEND-FTD telephone number.  Utilizing independent FTD florists who adhere to the highest quality and service standards, FTD.COM provides same-day delivery of floral orders to nearly 100 percent of U.S. households.  FTD.COM offers more than 1,000 unique floral arrangements and specialty gifts for holiday and everyday occasions.  Additional information about FTD.COM, including investor relations, is available at the Company’s Web site, www.FTD.COM.

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